Exhibit 5.1

March —, 2015

XBiotech Inc.

8201 E. Riverside Drive

Building 4, Suite 100

Austin, TX 78744

USA

Ladies and Gentlemen:

Re:	XBiotech Inc. – Registration Statement on Form S-1 (Registration No. 333-201813)

We have acted as Canadian counsel to XBiotech Inc. (the “Company”), a British Columbia company, in connection with the offering by the Company of 4,000,000 common shares in the capital of the Company (the “Offered Shares”). The Offered Shares are being registered under the Securities Act of 1933, as amended (the “Securities Act”) under a registration statement on Form S-1 (SEC File No. 333-201813) as filed by the Company with the Securities and Exchange Commission (the “SEC”) on March —, 2015 (as amended, the “Registration Statement”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

For the purpose of giving this opinion we have examined, among other things, a certificate of an officer of the Company dated the date hereof with respect to certain factual matters (the “Officer’s Certificate”) and we have considered such questions of law and examined such statutes, regulations, orders, certificates, records of corporate proceedings and other documents as we have considered necessary for the purpose of rendering this opinion.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	all facts set forth in the certificates supplied by the officers of the Company including, without limitation, the Officer’s Certificate are complete, true and accurate as of the date hereof; and

(f)	prior to the issuance and delivery of the Offered Shares, the Company will receive, in cash, the full consideration in respect of the Offered Shares.

Our opinion below is expressed only with respect to the laws of the province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion.

The opinion set out in paragraph 2 below is based upon the provisions of the Income Tax Act (Canada) and applicable regulations in force as at the date of this opinion, all specific proposed amendments thereto publicly announced by or on behalf of the Minister of Finance prior to the date hereof, our understanding of the current published administrative and assessing practices of the Canada Revenue Agency and the Officer’s Certificate.

Based on and relying on the foregoing, we are of the opinion that:

1.	The Offered Shares will be duly authorized and validly issued as fully-paid and non-assessable when issued and delivered by the Company as described in the Registration Statement.

2.	The discussion contained in the Registration Statement under the caption “Certain Canadian Federal Income Tax Considerations” constitutes our opinion as to the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) to a holder of Offered Shares described therein who acquires such shares pursuant to the Registration Statement.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” and “Certain Canadian Federal Income Tax Considerations” in the Registration Statement. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours truly,

XBIOTECH INC.

OFFICER’S CERTIFICATE

TO:	STIKEMAN ELLIOTT LLP

DATE:	March —, 2015

I, Queena Han, am the Vice President of Finance & Human Resources of XBiotech Inc. (the “Corporation”). As such, I certify for and on behalf of the Corporation and without personal liability, that:

1.	Attached as Exhibit “A” are true and complete copies of certain resolutions (the “Authorizing Resolutions”) of the directors of the Corporation authorizing the Corporation to issue and offer common shares of the Corporation as described in the Registration Statement. The Authorizing Resolutions have been duly passed in accordance with applicable law by the directors of the Corporation, are the only resolutions pertaining to the offer and issuance of common shares as described in the Registration Statement and have not been amended or rescinded.

2.	Neither the Corporation nor its shareholders have taken any steps to terminate or change the Corporation’s existence or to amalgamate or continue into any other jurisdiction, nor has the Corporation received any notice or other communication from any governmental authority or other person indicating that there exists any situation which, unless remedied, could result in the termination of the existence of the Corporation.

3.	The Corporation is not in the course of, has not received any notice of, and has not taken any acts or proceedings in connection with, any liquidation, winding-up, dissolution, bankruptcy, receivership or reorganization of the Corporation, nor has any act or proceeding been taken against the Corporation in connection with any of the foregoing.

4.	The Corporation is not subject to or otherwise bound by any order, ruling or determination having the effect of suspending or ceasing the trading in, or prohibiting the issuance or sale of, any of the securities of the Corporation and nor have any acts or proceedings been threatened or instituted, or are pending, that would have such effect.

The undersigned acknowledges that the addressees of this certificate are relying upon it in connection with the rendering of opinions in connection with the Registration Statement and confirms that each of them is entitled to rely upon it without further enquiry. This certificate is being given by the Corporation and without personal liability of the undersigned and any party seeking to make a claim with respect to any matter contained in this certificate shall have recourse solely to the Corporation.

Queena Han

EXHIBIT “A”

AUTHORIZING RESOLUTIONS